EXPLORATION, DEVELOPMENT AND
MINE OPERATING AGREEMENT

Between

U.S. MOLY CORP.,
U.S. ENERGY CORP.,
CRESTED CORP.

And

KOBEX RESOURCES LTD.

Lucky Jack Project, Colorado USA

(Previously known as the Mt. Emmons Project)

April 3, 2007

-i-

-ii-

-iii-

-iv-

EXHIBIT A	Property Description
EXHIBIT B	Accounting Procedures
EXHIBIT C	Tax Matters
EXHIBIT D	Definitions and Interpretation
EXHIBIT E	Section 3.2(g) Disclosure
EXHIBIT F	Certificate of Non - B.C. Resident
EXHIBIT G	Certificate of Accredited Investor
EXHIBIT H	Support Agreement
EXHIBIT I	Voting Trust Agreement
EXHIBIT J	Marketing Agreement
EXHIBIT K	Insurance Requirements
EXHIBIT L	Services Agreement
EXHIBIT M	Area of Interest
EXHIBIT N	Escrow Agreement
EXHIBIT O	Net Profits Interest

-v-

EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

This Exploration, Development and Mine Operating Agreement is made as of April 3, 2007 (“Agreement Date”) by and between KOBEX RESOURCES LTD., a Canadian corporation (“Kobex”), the address of which is 1700 - 700 West Pender Street, Vancouver, BC V6C 1G8, Canada, U.S. MOLY CORP., a Wyoming corporation (the “Company”), the address of which is 877 North 8th West, Riverton, WY 82501, U.S. ENERGY CORP., a Wyoming corporation, the address of which is 877 North 8th West, Riverton, WY 82501, (“U.S. Energy”) and CRESTED CORP. a Colorado corporation, the address of which is 877 North 8th West, Riverton, WY 82501 (“Crested”) (collectively the Company, U.S. Energy, and Crested are “U.S. Energy Group”).

RECITALS

A.	U.S. Energy and Crested (collectively “USE/CC”) own the Company as to 50% each.

B.
USE/CC collectively own 100% of certain property in Gunnison County, Colorado, named the “Lucky Jack Project” (the “Property”), previously known as the Mt. Emmons Project, and which Property is described in Exhibit A.

C.
The Parties previously entered into the Letter Agreement whereby the U.S. Energy Group granted Kobex an option to earn certain interests in the Property and provided Kobex with the right to explore and, if justified, develop the Property.

D.
The Parties wish to formalize the terms of the Letter Agreement by entering into this Agreement which defines the relationship of the Parties for two distinct periods: (1) the Option Period, during which Kobex can choose to make certain expenditures and option payments which shall entitle Kobex to earn an initial 15% equity interest in the Property and subsequently during which Kobex may choose to continue with making certain expenditures and option payments in order to earn an additional 35% equity interest in the Property (for an aggregate 50%); and (2) the Joint Venture Period during which Kobex may enter into a joint venture with USE/CC and USE/CC may later elect to have Kobex acquire an additional 15% interest in the Joint Venture or elect to have Kobex acquire all of USE/CC’s interest in the Property.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, Kobex and the U.S. Energy Group agree as follows:

PART I

THE TRANSACTION

ARTICLE I

DEFINITIONS AND CROSS-REFERENCES

1.1  Definitions. The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2  Cross References. References to “Exhibits”, “Parts”, “Articles” and “Sections” refer to Exhibits, Parts, Articles and Sections of this Agreement. References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

ARTICLE II

NAME, PURPOSES AND TERM

2.1  General. The Parties hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Parties in connection with the Assets or the Property and all Operations shall be subject to and governed by this Agreement.

2.2  Option Period and Joint Venture Period. During the Option Period, the Property and Assets shall be managed and operated by the Parties pursuant to the terms of Part II of this Agreement, unless otherwise indicated therein. During the Joint Venture Period, the Property and Assets shall be managed and operated by the JV Participants pursuant to the terms of Part III of this Agreement, unless otherwise indicated therein. Part I and IV of this Agreement shall apply to both the Option Period and Joint Venture Period.

2.3  Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Parties accomplishes such purposes:

(a)	to conduct all permitting studies, work, and governmental submissions to allow the Property to be explored, developed and if appropriate produced;

(b)	to conduct Exploration within the Property and Area of Interest;

(c)	to evaluate the possible Development and Mining of the Property, and, if justified, to engage in Development and Mining;

(d)	to engage in Operations on the Property;

(e)	to engage in marketing Products, to the extent provided by this Agreement;

(f)	to complete and satisfy all Environmental Compliance obligations affecting the Property; and

(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4  Limitation. Unless the Parties otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Parties as set forth in Section 4.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

3.1  Representations and Warranties of all Parties. As of the Effective Date, each Party warrants and represents to the other that:

(a)	it is a body corporate duly incorporated and validly subsisting under the laws of its incorporating jurisdiction;

(b)	it has full power and authority to own its property and assets and to carry on its business and to enter into this Agreement;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby shall result in the breach or accelerate the performance required by any other agreement or arrangement to which it is a party;

(d)	it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of Operations under this Agreement; and

(e)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2  Representations and Warranties of the U.S. Energy Group. As of the Effective Date, the U.S. Energy Group makes the following representations and warranties to Kobex:

(a)	USE/CC collectively own a 100% interest in the Property and the Property is properly described in Exhibit A;

(b)
USE/CC is in exclusive possession of the Property, has good marketable title to the patented mining claims which are part of the Property, subject only to the Patented Claim Litigation, and has Good Mining Title to the unpatented lode and millsite claims which are part of the Property, and has the right to dispose of the Property, or an interest therein, as contemplated in this Agreement;

(c)
the U.S. Energy Group has delivered to or made available for inspection by Kobex all Existing Data in its possession or control, and true and correct copies, as requested by Kobex, of all permits, licenses, leases or other contracts relating to the Property;

(d)
with respect to unpatented lode claims and millsite claims located by the U.S. Energy Group that are included within the Property, except as set forth in the Title Opinion and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Section 15.1(j) through the assessment year ending September 1, 2007; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and (vi) the U.S. Energy Group has no knowledge of conflicting mining claims from any third parties. Nothing in this Section, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit;

(e)
with respect to unpatented lode claims and millsite claims not located by the U.S. Energy Group but which are included within the Property, except as set forth in the Title Opinion and subject to the paramount title of the United States: to the knowledge of the U.S. Energy Group (i) all assessment work required to hold the unpatented mining claims has been performed and all Governmental Fees have been paid in a manner consistent with that required of the Manager pursuant to Section 15.1(j) through the assessment year ending September 1, 2007; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) the U.S. Energy Group has no knowledge of conflicting mining claims. Nothing in this Section, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals;

(f)
with respect to the Property, except for the Patented Claim Litigation as previously disclosed to Kobex, since the acquisition of the Property from Phelps Dodge Corporation and Mt. Emmons Mining Company (collectively “PD/MEMCO”), there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Property which have not been for fair consideration;

(g)	except as to matters otherwise disclosed in writing to Kobex prior to the Effective Date as set out in Exhibit E:

(i)
since the acquisition of the Property from PD/MEMCO activities on the Property with respect to the Property and its ownership and operation have not been in violation of any Laws (including without limitation any Environmental Laws), nor caused or permitted any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Property or in the general vicinity of the Property;

(ii)
since the acquisition of the Property from PD/MEMCO there has been no material spill, discharge, leak emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable Laws) from, on, in, or under the Property or into the environment, except releases permitted or otherwise authorized by such law;

(iii)	the U.S. Energy Group has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws;

(iv)	the U.S. Energy Group has no interest in any mineral interest located within two miles of the outermost boundary of the Property, with the exception of the Property itself; and

(v)
since the acquisition of the Property from PD/MEMCO by the Company, the water treatment facility (the “Facility”) located on the Property has at all times been operated within the terms of any permits and licenses that it is operating under, and has been operated in accordance with all applicable Laws;

(h)
except for patented land within the exterior boundaries of the Property, except as set forth in the Title Opinion all of the land within the Property is covered by at least one mining or millsite claim of the correct nature for the deposit being located or the use being contemplated (e.g., a lode claim was used to locate a lode deposit, a placer claim was used to locate a placer deposit, and a millsite claim was used to locate the ground for mine facilities) which the mining claim records of the United States Department of Interior, Bureau of Land Management (LR-2000 system) show as being an “active” claim as of December 1, 2006;

(i)	except for the Permitted Encumbrances or the Royalty, the Property is clear of all Encumbrances;

(j)
no consent or approval of any third party or governmental agency is required for the execution, delivery or performance of the Agreement by the U.S. Energy Group or the transfer or acquisition of any interest in the Property; and

(k)
no proceedings are pending for and the U.S. Energy Group is not aware of any basis for the institution of any proceedings leading to the dissolution or winding-up of the U.S. Energy Group or the placing of any company in the U.S. Energy Group into bankruptcy or subject to any other laws governing the affairs of insolvent persons.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

3.3  Certificates of U.S. Energy and Crested. U.S. Energy and Crested have each completed and executed and is delivering concurrently with this Agreement:

(a)	a Certificate of Non-B.C. Resident in the form attached at Exhibit F; and

(b)	a Certificate of Accredited Investor attached at Exhibit G.

3.4  Knowledge of Parties. For a representation or warranty made to a Party’s “knowledge,” the term “knowledge” shall mean the actual knowledge on the part of the officers and directors of the applicable Party, or of facts that would reasonably lead to the indicated conclusions, and it is a requirement that such persons must have made the enquiries that are reasonably necessary to enable that person to make the representation, statement or disclosure.

3.5  Disclosures. Each of the Parties represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Parties in order to prevent the representations and warranties in this Article III from being materially misleading. U.S. Energy Group has disclosed to Kobex all information it believes to be relevant concerning the Assets and Property, and has provided to or made available for inspection by Kobex all such information, but does not make any representation or warranty, express or implied, as to the value of the Assets or Property. Each Party represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and Property and upon its own geologic and engineering interpretations related thereto.

3.6  Loss of Title. Any failure or loss of title to any of the Assets, and all costs of defending, curing and clarifying title, shall be charged as follows:

(a)	all such costs up to the amount of $75,000 will be borne solely by the U.S. Energy Group; and

(b)	all such costs greater than the initial $75,000 referred to in Section 3.6(a) shall be charged to the Business Account, and Kobex shall be entitled to include such costs as Expenditures.

3.7  Royalties, Production Taxes and Other Payments Based on Production. All required payments of production royalties, taxes and other payments to private parties and governmental entities, shall be determined and made by Kobex. In the event that Kobex fails to make any such required payment, the other Party shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, that the making of any such payment on behalf of Kobex shall not constitute acceptance by the paying Party of any liability to such third party for the underlying obligation.

3.8  Agreement Subject to TSX Venture Exchange Approval. This Agreement shall be subject to the approval of the TSX Venture Exchange, which such approval Kobex shall obtain within 90 days after the execution and delivery of this Agreement by the Parties hereto. In the event that approval is not received within 90 days, this Agreement will immediately terminate, unless the Parties agree otherwise.

ARTICLE IV

RELATIONSHIP OF THE PARTICIPANTS

4.1  No Partnership or Fiduciary Relationship. The Parties agree and declare that the Agreement must not be construed as constituting an association, corporation, mining partnership or any other kind of partnership, except for the tax partnership describe in Exhibit C and, except for the agency of the Manager specifically provided for in the Agreement, and subject to Sections 3.2(c) and 8.1, nothing in the Agreement shall be deemed to constitute any Party a partner, agent or legal representative of any other Party for any purpose whatsoever and nothing in the Agreement shall create or be deemed to create a fiduciary relationship between the Parties, nor between the Manager and the other Parties or any of them. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective. Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Parties that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

4.2  Tax Matters. All tax matters affecting the Parties under this Agreement shall be governed by the principals set out in Exhibit C.

4.3  Other Business Opportunities. Except as expressly provided in this Agreement, each Party shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Parties. The doctrines of corporate opportunity or business opportunity shall not be applied to this Business nor to any other activity or operation of any of the Parties. None of the Parties shall have any obligation to the other with respect to any opportunity to acquire any property outside the Property at any time, or, except as otherwise provided in Section 16.6, within the Property after the termination of the Business. Unless otherwise agreed in writing and subject to ARTICLE XI, none of the Parties shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the applicable Party.

4.4  Waiver of Rights to Partition or Other Division of Assets. The Parties hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

4.5  Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

4.6  No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in this Agreement.

4.7  Relationship of U.S. Energy and Crested. U.S. Energy and Crested intend to complete a merger. For any actions occurring prior to the merger, or in the event that merger does not take place, U.S. Energy is authorized by Crested to act on its behalf with respect to this Agreement.

PART II

THE OPTION PERIOD

ARTICLE V

INITIAL EXPENDITURE

5.1  Initial Expenditure.  Kobex agrees that on or before March 31, 2008, Kobex shall complete Expenditures not less than $3,500,000 (the “Initial Expenditure”) The cost of the Title Opinion concerning the Property provided to Kobex by the U.S. Energy Group shall be paid by Kobex and credited to this Initial Expenditure. In addition, Kobex has provided a schedule of costs attributable to due diligence procedures incurred by Kobex from July 10, 2006 until the Agreement Date which will have future utility directly related to the purposes of this Agreement and $100,000 of such costs shall be included as part of the Initial Expenditures. If Kobex determines that it does not wish to proceed with the Option prior to completing the payment of the Initial Expenditure, it may terminate the Agreement immediately pursuant to Section 6.4 by delivering notice to the U.S. Energy Group, and the remaining balance of the Initial Expenditure shall be immediately due and payable to USE/CC.

      ARTICLE VI
THE OPTION

6.1  Option. USE/CC grants to Kobex the exclusive option (the “Option”) to acquire up to an undivided 50% interest in the Property (in two stages as detailed in Section 6.2) by making cash payments or share issuances (of cash equivalent value) to USE/CC (collectively the “Option Payments”) and incurring Expenditures in the following manner:

(a)	on or before 10 Business Days of the later of the Agreement Date or Canadian regulatory and stock exchange approval applicable to Kobex, may make an Option Payment by either:

(i)	issuing to USE/CC common shares in the capital of Kobex having an aggregate value of $750,000, at the Market Price and using the Exchange Rate on the date the Market Price is set; or

(ii)	making a cash payment to USE/CC of $750,000;

(b)
in addition to the Initial Expenditure (which is a firm commitment of Kobex), on or before March 31, 2008, make an Option Payment to USE/CC of $500,000 or issue to USE/CC common shares in the capital of Kobex having an aggregate value of $500,000 of the Market Price and using the Exchange Rate on the date the Market Price is set; and make a payment of $700,000 in one of the following manners, to be decided by Kobex:

(i)	increasing the Option Payment by $700,000 (or issuing to USE/CC additional common shares in the capital of Kobex having a value of $700,000) for an aggregate $1,200,000;

(ii)	incurring an additional $700,000 in Expenditures; or

(iii)	apportioning the additional $700,000 between increased Expenditures and an increased Option Payment (payable in cash or shares of Kobex);

(c)	on or before December 31, 2008:

(i)	completing not less than an additional $5,000,000 (for a minimum aggregate of $8,500,000 and maximum of $9,200,000) in Expenditures; and

(ii)
making an Option Payment to USE/CC of $500,000 or issuing to USE/CC common shares in the capital of Kobex having an aggregate value of $500,000 of the Market Price and using the Exchange Rate on the date the Market Price is set;

(d)	on or before December 31, 2009:

(i)	completing not less than an additional $5,000,000 (for a minimum aggregate of $13,500,000 and a maximum of $14,200,000) in Expenditures; and

(ii)
making an Option Payment to USE/CC of $500,000 or issuing to USE/CC common shares in the capital of Kobex having an aggregate value of $500,000 of the Market Price and using the Exchange Rate on the date the Market Price is set;

(e)	on or before December 31, 2010:

(i)	completing not less than an additional $2,500,000 (for a minimum aggregate of $16,000,000 and a maximum aggregate of $16,700,000) in Expenditures; and

(ii)
making an Option Payment to USE/CC of $500,000 or issuing to USE/CC common shares in the capital of Kobex having an aggregate value of $500,000 of the Market Price and using the Exchange Rate on the date the Market Price is set;

(f)
on or before December 31, 2011 making an Option Payment to USE/CC of $500,000 or issuing to USE/CC common shares in the capital of Kobex having an aggregate value of $500,000 of the Market Price and using the Exchange Rate on the date the Market Price is set; and

(g)	delivering to USE/CC a bankable feasibility study on the Property, including confirmation of advance permitting or mining permit issuance thereon (collectively the “Study”), subject to Section 6.7.

Any excess Expenditures completed in advance of an anniversary date specified in this Section 6.1 shall be carried over and shall qualify, and be accounted for, as Expenditures completed by the subsequent anniversary date.

6.2  Option Stages. The Option shall be exercised in two stages as follows (as further described in Section 6.8):

(a)
Upon Kobex incurring $15,000,000 in Expenditures on the Property, Kobex can elect if it desires to earn a 15% interest in the Property, with such election being made to USE/CC within 30 days of incurring such Expenditures, and a failure to make such election shall be deemed to be an election by Kobex to earn the 15% interest in the Property. The documents reflecting this 15% interest shall be transferred through the procedure set forth in Section 3.2 of the Escrow Agreement; and

(b)
If Kobex completes the remaining Option Payments and Expenditures and delivers the Study (subject to Section 6.7), it shall earn an additional 35% interest in the Property (for an aggregate 50% interest). The documents reflecting this 35% interest shall be transferred through the procedure set forth in Section 3.3 of the Escrow Agreement.

6.3  Cash in Lieu and Accelerated Payments. Kobex may elect to pay to USE/CC (as to 50% each), on or before a date specified in Section 6.1 the dollar amount equal to any shortfall in Expenditures required to be completed by Kobex by such anniversary date in lieu of completing such Expenditures, and such amounts shall thereupon be deemed to have satisfied such requirement for the completion of Expenditures, as applicable. Such payments shall be referred to as “Shortfall Payments.” In addition, Kobex may elect, at its discretion, to accelerate the cash payments and share issuances (or cash payment equivalent) in advance of the anniversary dates set out in Section 6.1, and such accelerated payments shall thereupon be deemed to have satisfied the requirements for Option Payments set out in Section 6.1, as applicable.

6.4  Failure to Make Option Payments and Termination. Failure by Kobex to make all required Option Payments and Expenditures (or Shortfall Payments as described in Section 6.3) pursuant to the schedule set forth in Section 6.1 (subject to Sections 6.3 and 21.6) within 90 days of the anniversary date specified in that Section 6.1 shall be deemed to be a termination of this Agreement by Kobex. If, however, Kobex fails to complete an Option Payment or Expenditure required by section 6.1 (subject to Sections 6.3 and 21.6) after having earned a 15% interest (by making $15,000,000 in compliance with the schedule set forth in Section 6.1), the Business shall continue but with the Company as Manager. Kobex may also terminate this Agreement by delivering written notice at any time to the U.S. Energy Group (including during an event of force majeure as set out in Section 21.6) subject to paying the Initial Expenditure if not incurred yet, and upon such termination of this Agreement during the Option Period, the provisions of Section 6.5 shall apply and Kobex must file all work and/or pay all such fees to maintain the Property in good standing for a period of three months after such notice, and deliver to the U.S. Energy Group all records, reports, studies, data, computer programs and other information necessary and appropriate to carrying out permitting and other operations on the property in a manner consistent with industry standards in good workmanlike practices. In addition, upon termination, as set forth in the Escrow Agreement, the Company (or a designated Affiliate of U.S. Energy) shall receive a blanket assignment of any permits issued in Kobex’s name. In addition, Kobex shall use its best efforts to take any further steps necessary or advisable to assign or transfer to the Company all permits related to the Property and operatorship of all activities on or related to the Property.

6.5  Wind-Up upon Termination During the Option Period. During the Option Period, upon termination of the Business, the Manager shall have the power and authority to do all things which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions, and take any other reasonable action in any matter with respect to which Kobex and the U.S. Energy Group continue to have, or appear or are alleged to have, a common interest or a common liability.

6.6  Discretion of Kobex for Manner of Payment. The determination as to the manner of payment, that is whether by cash or issuing shares to USE/CC, shall be at Kobex’s sole discretion. In order for Kobex to earn an ownership interest in the Property, the amount of payment, the schedule for payment, and delivery of the Study, must be performed in conformity with the requirements of Sections 6.1, 6.2 and 6.7.

6.7  Bankable Feasibility Study Payment.

(a)
If the Option Payments and Expenditures plus the costs to prepare the Study aggregate $50,000,000 before the Study is completed and delivered, USE/CC and Kobex shall jointly fund the completion of the Study as to 50% USE/CC and 50% Kobex.

(b)
Upon the completion of the Study, if the Option Payments and Expenditures and costs to prepare and complete the Study are less than $50,000,000, then in order to fully exercise the Option to obtain an aggregate 50% interest in the Property, Kobex shall pay to USE/CC concurrent with the delivery of the Study, the cash difference between $50,000,000 and the Option Payments and Expenditures plus the costs to prepare and complete the Study (the “Study Cash Difference”). If the Study is not completed on or before December 5, 2016, then Kobex’s interest in the Property shall revert to a 15% interest, and the Company shall assume operatorship of the Property, subject to force majeure as set out in Section 21.6.

6.8  Exercise of Option.

(a)	Upon Kobex incurring an initial $15,000,000 in Expenditures, Kobex shall have earned a 15% interest in the Property.

(b)
Upon Kobex incurring and paying all of the Option Payments and funding all of the Expenditures over and above the initial $15,000,000, and by completing and delivering the Study and the payment of any Study Cash Difference (if applicable) Kobex shall have earned an additional 35% interest in the Property (for an aggregate interest of 50%). The “50% Option Exercise Date” shall therefore be the later of the date when BOTH the Option Payments and Expenditures have been incurred and paid, and the Study has been delivered to USE/CC along with the payment to USE/CC of the Study Cash Difference (if any).

(c)	On the 50% Option Exercise Date, Kobex shall, by written notice to USE/CC, be entitled to either:

(i)	form a Joint Venture on the terms set out in PART III; or

(ii)
within four months of the 50% Option Exercise Date, offer in writing to USE/CC a one time election (the “USE/CC Election”) as described in Section 6.9. The USE/CC Election is to be made in writing by notice to Kobex by USE/CC within 30 Business Days of such offer, and where USE/CC fails to make the USE/CC Election within such time period, USE/CC shall be deemed to have made the election set out in Section 6.9(a).

6.9  The USE/CC Election. USE/CC may exercise the USE/CC Election to:

(a)	form a Joint Venture on the terms set out in PART III;

(b)
form a Joint Venture on the terms set out in PART III, but have Kobex arrange all future financing on optimal terms available for all Operations on the Property, seeking the most appropriate blend of debt and equity in the context of the Study, and for further clarification Kobex shall bear all operating costs related to the Property, and the debt and equity costs related to such financing, and in return for bearing such costs, then Kobex shall earn an additional 15% Participating Interest in the Joint Venture (for an aggregate 65% Participating Interest, with USE/CC correspondingly reducing to a collective 35% Participating Interest) (the “65% Election”), with Kobex earning such additional 15% Participating Interest upon Kobex committing to arrange such financing; or

(c)
to have Kobex acquire, directly or indirectly, subject to Section 6.12, all of the then outstanding securities of Newco (the “Acquisition Election”) in consideration for the issuance of common shares of Kobex (subject to any resale restrictions, hold periods or escrow provisions that may be required or imposed by an applicable stock exchange or securities commission, provided, however, that Kobex shall use its best efforts to avoid or minimize such restrictions) or any successor company under the following terms:

(i)
the number of shares of Kobex to be issued to the shareholders of Newco shall be based on the agreed relative values of the enterprises (after the Property, the Facility and all related permits and licenses are transferred to Newco), where in any event the total number of shares of Kobex issued to the shareholders of Newco shall not be greater than 50% of the issued and outstanding shares of Kobex at the time the Acquisition Election is completed. The shares of Kobex shall be issued at the Market Price and the transaction shall be subject to stock exchange approval and structured in a manner that, to the extent possible, is tax neutral to the shareholders of Newco and Kobex.

(A)
either of Kobex or USE/CC has the right to appoint an independent valuator to value Newco, with the cost of such valuator being borne equally by USE/CC collectively and Kobex. Such valuator shall be mutually acceptable to such Parties, and if such Parties cannot agree, such Parties shall utilize following the procedure:

(1)	when either Kobex or USE/CC believes that they cannot agree to a valuator, either such Party shall deliver written notice to the other such Party;

(2)
the Senior Executives of Kobex or USE/CC shall meet at a mutually acceptable time and place within 15 days after the date of the notice required by Section 6.9(c)(i)(A)(1) to attempt to reach agreement as to a valuator. If a senior executive intends to be accompanied at the meeting by an attorney, the other Party’s’ senior executive shall be given at least 3 Business Days’ notice of such intention and may also be accompanied by an attorney; and

(3)
if Kobex and USE/CC are unable to reach agreement on a valuator within 30 days of the date of the notice required by 6.9(c)(i)(A)(1), such Parties shall request that the Dean of the Colorado School of Mines select a valuator within 45 days from the date of the notice required by 6.9(c)(i)(A)(1). The valuator shall determine value of Newco within 70 days of the notice required by 6.9(c)(i)(A)(1);

(B)
if Newco is formed pursuant to Section 6.11(a), U.S. Energy and Crested shall each execute support agreements, substantially in the form attached as Exhibit H (each a “Support Agreement”), under which they shall agree to tender 100% of their shares of Newco and vote not less than 50% of the outstanding shares of the Newco in support of the transaction, and covenant to enter into the Voting Trust Agreement;

(C)
upon the execution of this Agreement, in furtherance of the Acquisition Election, U.S. Energy and Crested Corp shall each execute and deliver a Certificate of Non-B.C. Resident in the form attached as Exhibit F and a Certificate of Accredited Investor attached as Exhibit G, and upon the issuance of shares of Kobex to the shareholders of Newco under this Section 6.9(c), U.S. Energy and Crested Corp. shall each deliver updates of the foregoing certificates to Kobex and USE/CC shall procure any other shareholders of Newco at such time to deliver the foregoing certificates to Kobex; and

(D)
U.S. Energy and Crested each agree to enter into a voting trust agreement, substantially in the form attached as Exhibit I (the “Voting Trust Agreement”), whereby shareholders receiving shares of Kobex in the acquisition shall agree to vote not less than 50% of the shares held in Kobex in favor of the directors nominated by Kobex management to the board of directors of Kobex, or shall abstain from voting their shares held in Kobex in any voting conducted for election to the board of directors of Kobex, for the next five subsequent financial years after the acquisition of Newco.

6.10  Termination on Acquisition Election. If USE/CC selects the Acquisition Election, and upon the completion of the acquisition of the shares of Newco by Kobex, this Agreement will terminate, except for ARTICLE XIX, ARTICLE XX, Section 21.1 and Section 21.8.

6.11  Covenants of USE/CC. USE/CC covenants:

(a)
that in the event the Acquisition Election is made, to form a new special purpose subsidiary, wholly-owned by USE/CC (“Newco”), to hold the Property and all permits and licenses required in connection with the Property;

(b)	upon the formation of Newco, not to transfer or issue shares of Newco to any person other than USE/CC; and

(c)	to enter into the Voting Trust Agreement upon the Acquisition Election being made and completed.

6.12  Title to Property on Acquisition Election. In the event that USE/CC makes the Acquisition Election described in Section 6.9, before the date Newco is acquired by Kobex:

(a)
U.S. Energy and Crested shall each transfer to Newco their respective interests in the Property, which shall comprise in aggregate 100% of the title to the Property, and all permits and licenses held in their names required in connection with the Property and the Facility; and

(b)	the Company shall transfer to Newco the Facility, and all permits and licences held in its name required in connection with the Property and the Facility.

6.13  Royalty. For further clarification, USE/CC shall retain a 6% gross overriding Royalty (the “Royalty”) pursuant to the Amended and Restated Royalty Deeds and Agreement dated May 29, 1987 between U.S. Energy and Crested, respectively, and Mt. Emmons Mining Company, subject to adjustment pursuant to the Royalty Adjustment Agreements among the Parties executed contemporaneously with this Agreement.

ARTICLE VII

RIGHTS AND OBLIGATIONS DURING THE OPTION PERIOD

7.1  Manager During Option Period. During the Option Period, Kobex shall be the Manager of all Programs on the Property, subject to the direction and control of the Management Committee. The provisions of ARTICLE XV shall apply to the Manager during the Option Period, including the exercise of all powers, the completion of all duties and the standard of care detailed in ARTICLE XV, with the exception of Section 15.1(m). To the extent that any provision of ARTICLE XV conflicts with the powers, duties, and standards detailed in this ARTICLE VII, this Article shall prevail.

7.2  Technical Committee. During the Option Period, a technical committee (the “Technical Committee”) shall be formed comprised of four members, two representatives from each of Kobex and the U.S. Energy Group. The Technical Committee shall provide technical assistance to the Management Committee in its review of Programs and Budgets and such other matters as the Management Committee deems appropriate. The Kobex appointed members, and the U.S. Energy Group appointed members, shall get an aggregate of one vote each, and the event of a tie, the Kobex members shall have the casting vote.

7.3  Management Committee. During the Option Period, the Parties shall establish a “Management Committee” consisting of four members to direct and control operations and the activities of the Manager during the Option Period. Each of Kobex and the U.S. Energy Group shall be entitled to appoint two members, with one alternate for each, of the Management Committee. The Kobex appointed members, and the U.S. Energy Group appointed members, shall have an aggregate of one vote each, and in the event of a tie, the Kobex members shall have the casting vote. Each of Kobex and the U.S. Energy Group may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. The alternate may attend meetings of the Management Committee even if the members attend, provided however, they shall not have the right to vote unless the member is absent. Appointments by each of Kobex and the U.S. Energy Group shall be made or changed by notice to the other members. Decision making of the Management Committee shall be by majority vote. The Management Committee shall have the power and authority to approve all Programs and Budgets for the Exploration of the Property. The provisions concerning the Management Committee detailed in ARTICLE XIV shall apply during the Option Period.

7.4  Water Treatment Facility.

(a)
During the Option Period an independent contractor engaged by the U.S. Energy Group, or any subsequent independent contractor as appointed by the Management Committee, shall operate the Facility, and such contractor shall carry adequate insurance for operations and for any liabilities related to operations of the Facility. Kobex shall pay all operating costs for the Facility during the Option Period but shall have no decision making authority with respect to Facility operations and Kobex shall bear responsibility only for losses or damage caused by Kobex. Kobex, however, shall have no liability for any losses incurred or damage caused by the contractor or the Company in connection with the operation of the Facility.

(b)
After the Option Period, an independent contractor engaged by the Management Committee shall operate the Facility, and such independent contractor shall carry adequate insurance for operations and for any liabilities related to such operations. Kobex and the U.S. Energy Group (as Joint Venture partners) shall each be liable for the operating costs of the Facility in accordance with their Participating Interests.

7.5  Reports During Option Period. No later than 15 days after the last day of each calendar month, Kobex shall provide to U.S. Energy monthly summary reports of its activities on the Property. No later than 45 days after the end of each calendar year ending December 31 Kobex shall provide to U.S. Energy an annual detailed progress report of all Programs and activities on the Property. These reports shall include monthly statements of account reflecting in reasonable detail the Expenditures during the previous month as well as the matters required by Section 15.1(n), as applicable. An itemized statement of Expenditures completed in any period during the Option Period certified to be correct by an officer of Kobex shall be conclusive evidence of making such Expenditures.

7.6  Title to Property.

(a)
Upon the execution of this Agreement, U.S. Energy and Crested shall each prepare executed transfer forms in registerable/recordable form for the transfer of an aggregate 15% and an additional aggregate 35% interest in the Property to Kobex, as required by the Escrow Agreement.

7.7  Permit Obligations of Kobex During Option Period. Kobex shall, with the cooperation of the U.S. Energy Group as required, use its best efforts to obtain all appropriate permits prior to the commencement of work as well as any required reclamation resulting from Kobex’s work on the Property. The permits shall be in the name of the Company. During the Option Period, decisions and actions related to permit compliance shall be the obligation of the Management Committee, which shall direct the actions of the Manager with respect to permit compliance.

7.8  Access to Property During Option Period. Kobex shall at all times during the term of the Agreement (as applicable) have the exclusive right to enter and explore the Property and to prospect for ores and minerals on the Property. The U.S. Energy Group shall take all steps necessary to permit Kobex to exercise such rights and to permit Kobex to have exclusive possession of all exploration and development activities, in accord with the provisions of the Agreement.

7.9  Maintenance of Property During Option Period. Kobex shall maintain the Property in good standing and free of all liens, other than Permitted Encumbrances, and such costs shall be included in the Expenditures until Kobex has fully exercised the Option, subject to Section 18.1.

7.10  Management of Existing Underground Mine Conditions During Exploration. The U.S. Energy Group has informed Kobex that the underground mine workings located on or beneath the Property contain liquid, semi-solid and/or solid material or waste associated with previous mining activities, including, but not limited to, metal bearing sludges and mine water present behind bulkheads and other underground mine containment structures (“underground mine materials.”) The Parties agree that the management of underground mine materials and waste to prevent the uncontrolled release of such waste and materials into the environment may be required prior to commencement of Exploration activities by Kobex during the Option Period. Such management may include, but not be limited to, removal of metal-bearing sludges or other waste materials identified by Kobex, and the breaching of underground bulkheads or other containment structures and the collection, management and treatment of waste or mine water present in the underground workings in accordance with applicable Environmental Laws. To facilitate the proper management of these materials, the Company agrees to manage the underground mine materials existing in the underground workings prior to or in coordination with Kobex’s Exploration activities. The Parties agree that Kobex shall have no liability for any losses or damage, including Environmental Damage, related to the management of the underground mine materials or for any prior activities conducted at any time by prior owners or operators. As Kobex determines necessary, management of the underground waste and mine material shall be specified in a Program and Budget.

7.11  Indemnification of Manager During Option Period. During the Option Period, the U.S. Energy Group on the one hand, and Kobex on the other hand, shall mutually indemnify, defend, save and hold harmless Kobex and its Affiliates, and their respective directors, officers, employees, agents and consultants for acts undertaken as Manager of the Property, or the Facility, from and against any claim, (including legal fees incurred in defending any claim on a full indemnity basis), in equal proportion the U.S. Energy Group on the one hand and Kobex on the other hand provided, however, that Kobex as Manager shall not be indemnified for acts, claims or losses arising from its gross negligence or wilful misconduct. During the Option Period, the U.S. Energy Group shall be solely responsible for and shall indemnify, defend and hold harmless Kobex as Manager from any claim or liability related to existing conditions of the Property, including environmental conditions, and from any claim or liability related to the Facility.

7.12  Programs and Budgets. During the Option Period, except for emergency operations, all Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to Management Committee adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget. Any emergency shall be addressed in accord with Section 9.7.

7.13  Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of 1 year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Exploration, securing any and all necessary and appropriate permits, a Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Section 7.14. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least 3 months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review, consideration and adoption.

7.14  Review and Adoption of Proposed Programs and Budgets.

(a)	Within 20 days after submission of a proposed Program and Budget, the Management Committee must approve, reject or modify the proposed Program and Budget.

(b)	Until a new Program and Budget is adopted, the Program and Budget from the prior year shall govern Operations on the Property.

(c)
If no Budget has been adopted within 6 months after the expiration of the latest adopted Program and Budget, either the U.S. Energy Group or Kobex may elect to terminate the Business by giving 30 days notice of termination to the other Parties and complying with the termination procedures specified in Sections 6.4 and 6.5.

7.15  Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than 20% in the aggregate, then the excess over 20%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.7, unless related to the adopted Program and Budget, or unless directly attributable to Exploration or Development activities, must be ratified and approved by the Management Committee at its next scheduled meeting, and once approved shall be borne by the Business Account.

7.16  Assignment During Option Period. During the Option Period, no Party shall assign it rights under this Agreement, and the US Energy Group shall not assign or transfer any of its rights to the Assets, without the approval of the non-transferring Party (not to be unreasonably withheld) except to an Affiliate or except as provided in Section 6.12. In the event of such transfer, the transferee shall assume all obligations and liabilities of the transferring Party under this Agreement. In addition, the US Energy Group covenants that if the Property is assigned to Newco pursuant to Section 6.12, it shall ensure that Newco does not assign the Property, the Facility or any related permits and licences to any party except with the express written consent of Kobex.

7.17  Other Provisions. The Provision of PART IV shall apply during the Option Period.

PART III

THE JOINT VENTURE PERIOD

ARTICLE VIII

JOINT VENTURE

8.1  Purpose. The Joint Venture deemed to be formed between USE/CC and Kobex under Sections 6.8(c)(i), 6.9(a) or 6.9(b) shall be for the purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to hold the Property, explore the Property for minerals, and if feasible develop a mine thereon, and so long as it is feasible, operate such mine and exploit the mineral extracted from the Property, and for those purposes set out in Section 2.3. With respect to USE/CC, U.S. Energy is authorized to act on behalf of both parties and Kobex shall be entitled to deal exclusively with U.S. Energy in all matters related to this Agreement. Furthermore, USE/CC shall be treated as a single JV Participant for all purposes under this Agreement. The name of the Joint Venture shall be the “Lucky Jack Joint Venture.”

8.2  Manager.  Kobex shall be the Manager of all Programs on the Property during the Joint Venture. The Provisions of ARTICLE XV shall apply to the Manager during the Joint Venture.

8.3  Initial Participating Interests and Contributions.

(a)	After the 50% Option Exercise Date, the JV Participants shall have the following initial Participating Interests:

USE/CC collectively  - 50%

Kobex                                       - 50%

(b)
After the 50% Option Exercise Date, the JV Participants, subject to the 65% Election and subject to any election permitted by Section 9.4, shall be obligated to contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

8.4  Changes in Participating Interests. The Participating Interests shall be eliminated or changed as follows:

(a)	upon withdrawal or deemed withdrawal as provided in Section 8.6, and ARTICLE XIV;

(b)
upon an election by either JV Participant pursuant to Section 9.4 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

(c)
in the event of default by either JV Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other JV Participant to invoke any of the remedies in Section 9.4;

(d)	upon Transfer by either JV Participant of part or all of its Participating Interest in accordance with ARTICLE XIII;

(e)	upon acquisition by either JV Participant of part or all of the Participating Interest of the other JV Participant, however arising; or

(f)	in accord with the 65% Election set out in Section 6.9(b).

8.5  Deemed Expenditures. Upon the formation of a Joint Venture hereunder for the purposes of calculating dilution before the presentation of the first Budget and Program after the formation of the Joint Venture:

(a)
Kobex’s deemed expenditures to the Joint Venture shall be its percentage interest in the Joint Venture multiplied by its aggregate actual Expenditures incurred until the formation of the Joint Venture; and

(b)
USE/CC’s deemed expenditures to the Joint Venture shall be its percentage interest in the Joint Venture multiplied by Kobex’s aggregate actual Expenditures incurred until the formation of the Joint Venture.

After the presentation of the first Budget and Program after the formation of the Joint Venture, the provisions of Section 8.6, 9.4, 9.5 and 10.5 shall control the calculation of interests for dilution.

8.6  Conversion of Minority Interest.

(a)
If a JV Participant’s (the “Reduced Participant”) Participating Interest becomes less than 5%, that JV Participant’s Participating Interest shall convert to a 5% Net Profits Interest and shall be deemed to have withdrawn from the Business. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other JV Participant. The Capital Account of the Reduced Participant shall be transferred to the remaining JV Participant. Subject to Section 15.3, the Reduced Participant shall thereafter have no further right, title, or interest in the Assets or under this Agreement, with the exception of the 5% Net Profits Interest detailed above, and any tax partnership that may have been created shall dissolve. In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in the Assets to the remaining JV Participant.

(b)
The relinquishment, withdrawal and entitlements for which this section provides shall be effective as of the effective date of the recalculation under Sections 9.4 or 10.5. However, if the final adjustment provided under Section 9.5 for any recalculation under Section 9.4 results in a Participating Interest of 5% or more: (i) the Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a JV Participant, with all of the rights and obligations pertaining thereto; (iii) the right to a Net Profits Interest under Section 8.6(a) shall terminate; and (iv) the Manager, on behalf of the JV Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 9.5(d). Similarly, if such final adjustment under Section 9.5 results in a Participating Interest for either JV Participant of less than 5% for a Program Period as to which the provisional calculation under Section 9.4 had not resulted in a Participating Interest of less than 5%, then such Participant, at its election within 30 days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Participating Interest of 5%. If no such election is made, such JV Participant shall be deemed to have withdrawn under the terms of Section 8.6(a) as of the beginning of such Program Period, and the Manager, on behalf of the JV Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 9.5(d), including of any Net Profits Interest to which such JV Participant may be entitled for such Program Period.

8.7  Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction or elimination of either JV Participant’s Participating Interest under Section 8.4 shall not relieve such JV Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising out of acts or omissions occurring or conditions existing prior to the Effective Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability. For purposes of this Section 8.7, such JV Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Effective Date, equal to such JV Participant’s initial Participating Interest). Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Account, each of the JV Participant’s shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either JV Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Profits Interest pursuant to Section 8.6(a).

8.8  Documentation of Adjustments to Participating Interests. Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each JV Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5, shall be made monthly. However, either JV Participant, at any time upon the request of the other JV Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Property is located.

8.9  Grant of Lien and Security Interest.

(a)
Subject to Section 8.10, each JV Participant may grant to the other JV Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b)
The liens and security interests granted by Section 8.9(a) shall secure every obligation or liability of the JV Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4. Each JV Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other JV Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

(c)
Where Kobex commits to arrange all future financing for Operations on the Property pursuant to Section 6.9(b), to the extent that the Management Committee has approved any financing of the Operations, including Project Financing, each of the JV Participants shall pledge, charge, mortgage, grant a lien, grant a security interest or otherwise encumber, as security for any such financing their respective Participating Interests and their respective interests in the Assets and Property, and as required by the terms of such financing. Security for any such financing will have priority over any other security granted by a JV Participant under Sections 8.9(a) and 8.9(b).

8.10  Subordination of Interests. Each JV Participant may, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Sections 8.9(a) and 8.9(b), and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee, including any secured borrowings relating to and financing referred to in Section 8.9(c), and any modifications or renewals thereof.

8.11  Indemnity. Following the formation of the Joint Venture, USE/CC on the one hand, and Kobex on the other hand, shall mutually indemnify, defend, save and hold harmless the Manager and its Affiliates, and their respective directors, officers, employees, agents and consultants in proportion to their Participating Interests, for acts undertaken as Manager of the Property, the Assets, the Facility or the Joint Venture, from and against any claim, (including legal fees incurred in defending any claim on a full indemnity basis), provided, however, that Kobex as Manager shall not be indemnified for acts, claims or losses arising from its gross negligence or wilful misconduct.

8.12  Holding of Property.

(a)
From the date of the formation of the Joint Venture, during the term of the Joint Venture, the Property must be transferred to and held in the names of the JV Participants in proportion to their respective Participating Interests from time to time.

(b)
Each JV Participant must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to Section 8.12(a) or the formation of the Joint Venture.

8.13  Holding of Joint Venture Property. Subject to Section 8.12, all Assets, whether acquired before or after the Effective Date, must wherever practicable be held by the Manager or a JV Participant who must hold it upon trust for the JV Participants as tenants in common in proportion to their respective Participating Interests for the time being and from time to time. All Assets held by the Manager or a JV Participant must be held, used, dealt with or applied solely for the purposes of the Joint Venture or as otherwise permitted under the Agreement.

8.14  Management Committee. Upon the formation of the Joint Venture, the JV Participants shall establish a Management Committee consisting of four members to direct and control the operations of the Joint Venture, which may be the same Management Committee provided for by Section 7.3. Each JV Participant shall be entitled to appoint two members, with one alternate for each participant, of the Management Committee. Voting by each JV Participant’s representative shall be in accordance with the interest of each JV Participant in the Joint Venture. Each JV

Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. The alternate may attend meetings of the Management Committee even if the members attend, provided however, they shall not have the right to vote unless the member is absent. Appointments by a JV Participant shall be made or changed by notice to the other members. Decision making of the Management Committee shall be by majority vote, and in the event of a tie, the Management Committee members representing Kobex shall have the deciding vote.

8.15  Facility. During the Joint Venture Period, the Facility shall be operated as set out in Section 7.4(b).

ARTICLE IX

PROGRAMS AND BUDGETS

9.1  Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 9.7, and ARTICLE XVII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to Management Committee adopted Programs and Budgets. Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.2  Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of 1 year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration. All proposed Programs and Budgets may include Permitting, Exploration, Feasibility Study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Section 9.3. Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least 3 months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

9.3  Review and Adoption of Proposed Programs and Budgets. Except where Kobex bears all operating and financing costs of the Joint Venture pursuant to Section 6.9(b), then within 30 days after submission of a proposed Program and Budget, each JV Participant shall submit in writing to the Management Committee:

(a)	notice that the JV Participant approves any or all of the components of the proposed Program and Budget;

(b)	modifications proposed by the JV Participant to the components of the proposed Program and Budget; or

(c)	notice that the JV Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the JV Participant for adoption of the Manager’s proposed Program and Budget. If a JV Participant makes a timely submission to the Management Committee pursuant to Sections 9.3(a), (b) or (c), then the Manager working with the other JV Participant shall seek for a period of time not to exceed 20 days to develop a complete Program and Budget acceptable to both JV Participants. The Manager shall then call a Management Committee meeting for purposes of reviewing and voting upon the proposed Program and Budget.

9.4  Election to Participate. This Section 9.4 only applies where Kobex does not bear all operating and financing costs of the Joint Venture.

(a)
By notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a JV Participant may elect to participate in the approved Program and Budget:

(i)	in proportion to its respective Participating Interest;

(ii)	in some lesser amount than its respective Participating Interest, or

(iii)	not at all.

In case of an election under Sections 9.4(a)(ii) or 9.4(a)(iii), its Participating Interest shall be recalculated as provided in Section 9.4(b) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget. If a JV Participant fails to so notify the Management Committee of the extent to which it elects to participate, the JV Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

(b)
If a JV Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other JV Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated as follows:

(i)
for an election made before Payout, by dividing: (A) the sum of (1) the total of all of the Reduced Participant’s contributions under Section 8.3(b), and (2) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget; by (B) the sum of (1) and (2) above for both Participants; and then multiplying the result by one hundred; or

(ii)
for an election made after Payout, by reducing its Participating Interest in an amount equal to two times the amount by which it would have been reduced under Section 9.4(a)(i) if such election were made before Payout.

The Participating Interest of the other JV Participant shall be increased by the amount of the reduction in the Participating Interest of the Reduced Participant, and if the other JV Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

(c)
Whenever the Participating Interests are recalculated pursuant to this Section 9.4, (i) the Equity Accounts of both JV Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other JV Participant.

9.5  Recalculation or Restoration of Reduced Interest Based on Actual Expenditures. This Section 9.5 only applies where Kobex does not bear all operating and financing costs of the Joint Venture.

(a)
If a Participant makes an election under Sections 9.4(a)(ii) or 9.4(a)(iii), then within 30 days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

(b)
If the Manager expended or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Section 9.4(a)(i) by substituting each JV Participant’s actual contribution to the adopted Budget for that JV Participant’s estimated contribution at the time of the Reduced Participant’s election under Section 9.4(a).

(c)
If the Manager expended or incurred obligations of less than 80% of the adopted Budget, within 30 days of receiving the Manager’s report on Expenditures, the Reduced Participant may notify the other JV Participant of its election to reimburse the other JV Participant for the difference between any amount contributed by the Reduced Participant to such adopted Program and Budget and the Reduced Participant’s proportionate share (at the Reduced Participant’s former Participating Interest) of the actual amount expended or incurred for the Program, plus interest at two percentage points above the Prime Rate. The Reduced Participant shall deliver the appropriate amount (including interest) to the other JV Participant with such notice. Failure of the Reduced Participant to so notify and tender such amount shall result in dilution occurring in accordance with this ARTICLE XI and shall bar the Reduced Participant from its rights under this Section 9.5(c) concerning the relevant adopted Program and Budget.

(d)
All recalculations under this Section 9.5 shall be effective as of the first day of the Program Period for the Program and Budget. The Manager, on behalf of both JV Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each JV Participant shall be placed in the position it would have been in had their Participating Interests as recalculated under this section been in effect throughout the Program Period for such Program and Budget. If the JV

Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a JV Participant’s share of Products in the same manner as under Section 11.2 and to apply the proceeds of such sale to satisfy that JV Participant’s obligation to make such contributions, reimbursements or adjustments.

(e)
Whenever the Participating Interests are recalculated pursuant to this Section 9.5, (i) the JV Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the Reduced Participant shall be transferred to the other JV Participant.

9.6  Budget Overruns; Program Changes. For Programs and Budgets adopted by the Management Committee other than those in Section 9.8, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than 20% in the aggregate, then the excess over 20%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.7, unless related to the adopted Program and Budget, or unless directly attributable to Exploration or Development activities, must be ratified and approved by the Management Committee at its next scheduled meeting, and once approved shall be borne by the JV Participants in proportion to their respective Participating Interests.

The Manager may amend or alter the approved Program and Budget by presenting a special item budget for review by the Management Committee. The Committee shall accept or reject the amendment within 10 Business Days of its presentation. If the Committee fails to approve or reject the proposal within 10 Business Days of the presentation, the special item budget shall be deemed approved. The JV Participants may approve, reject, or propose modifications for the proposed amendment in accordance with Section 9.3.

9.7  Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Manager may make reasonable expenditures on behalf of the JV Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Manager shall promptly notify the JV Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the JV Participants in proportion to their respective Participating Interests, except when USE/CC makes the 65% Election.

9.8  Development Programs and Budgets; Project Financing.

(a)
Unless otherwise determined by the Management Committee, the Manager shall not submit to the Management Committee a Program and Budget including Development of the mine described in a completed Feasibility Study until 30 days following the receipt by the Manager of the Feasibility Study. The Program and Budget, which includes Development of the mine described in the completed Feasibility Study, shall be based on the estimated cost of Development described in the Feasibility Study for the Approved Alternative, unless otherwise directed by the Management Committee.

(b)
Promptly following adoption of the Program and Budget, which includes Development as described in a completed Feasibility Study, but in no event more than 30 days thereafter, the Manager shall submit to the Management Committee a report on material bids received for Development work (“Bid Report”). If bids described in the Bid Report result in the aggregate cost of Development work exceeding 10% of the Development cost estimates that formed the basis of the Development component of the adopted Program and Budget, the Program and Budget, which includes relevant Development, shall be deemed to have been re-submitted to the Management Committee based on the aggregate costs as described in the Bid Report on the date of receipt of the Bid Report and shall be reviewed and adopted in accordance with Sections 9.3 and 14.1.

(c)
This Section 9.8(c) only applies where Kobex does not bear all operating and financing costs of the Joint Venture. If the Management Committee approves the Development of the mine described in a Feasibility Study and also decides to seek Project Financing for such mine, each Participant shall, at its own cost, cooperate in seeking to obtain Project Financing for such mine; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the Project Financing lenders shall be borne by the Participants in proportion to their Participating Interests, unless such fees are capitalized as a part of the Project Financing.

9.9  Expansion or Modification Programs and Budgets. Any Program and Budget proposed by the Manager involving Expansion or Modification shall be based on a Feasibility Study prepared by the Manager, Feasibility Contractors, or both, or prepared by the Manager and audited by Feasibility Contractors, as the Management Committee determines. The Program and Budget, which include Expansion or Modification, shall be submitted for review and approval by the Management Committee within 30 days following receipt by the Manager of such Feasibility Study.

ARTICLE X

ACCOUNTS AND SETTLEMENTS

10.1  Monthly Statements and Applications of this ARTICLE. During the Joint Venture Period, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month. The provisions of this ARTICLE X shall only apply to the Joint Venture if USE/CC does not make the 65% Election, other than Sections 10.1 and 10.6 which shall apply in all cases.

10.2  Cash Calls. On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month. Within 10 days after receipt of each billing, or a billing made pursuant to Section 9.7 or 16.4, each JV Participant shall advance its proportionate share of such cash requirements. The

Manager shall record all funds received in the Business Account. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to 60 days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

10.3  Failure to Meet Cash Calls. A JV Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law. Such interest shall accrue to the benefit of and be payable to the non-defaulting JV Participant, but shall not be deemed as amounts contributed by the non-defaulting JV Participant in the event dilution occurs in accordance with ARTICLE IX. In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies, and elections specified in Sections 10.4 and 10.5.

10.4  Cover Payment. If a JV Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting JV Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting JV Participant (a “Cover Payment”). Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments. The failure to repay such loan upon demand shall be a default.

10.5  Remedies. The JV Participants acknowledge that if either JV Participant defaults in making a contribution required by ARTICLE IX or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it shall be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty). Both JV Participants acknowledge and recognize that the damage to the non-defaulting JV Participant could be significant. In the event of such default, as reasonable liquidated damages, the non-defaulting JV Participant may, with respect to any such default not cured within 30 days after notice to the defaulting JV Participant of such default, elect any of the following remedies by giving notice to the defaulting JV Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

(a)
The defaulting JV Participant grants to the non-defaulting JV Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 8.9 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4. Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice. If the non-defaulting JV Participant elects to enforce the lien or security interest pursuant to the terms of this Section, the defaulting JV Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshalling of assets, and any required bond in the event a receiver is appointed, and the defaulting JV Participant shall be liable for any deficiency.

(b)	The non-defaulting JV Participant may elect to have the defaulting JV Participant’s Participating Interest diluted or eliminated as follows:

(i)
For a default occurring before Payout relating to a Program and Budget covering in whole or in part Permitting, Exploration, Feasibility Study Operations, the reduced JV Participant’s Participating Interest shall be recalculated by dividing: (X), (1) the total of all of the reduced JV Participant’s contributions under Section 8.3(b), and (2) the amount, if any, the reduced JV Participant contributed to the adopted Program and Budget with respect to which the default occurred; by (Y) the sum of (1) and (2) above for both JV Participants; and then multiplying the result by one hundred. For such a default occurring after Payout, the reduced JV Participant’s Participating Interest shall be reduced in an amount equal to two times the amount by which it would have been reduced if such default had occurred before Payout. For such a default, whether occurring before or after Payout, the Participating Interest shall then be further reduced for a default relating exclusively to an Exploration Program and Budget, by multiplying the recalculated Participating Interest by the following percentage: 150%.

The Participating Interest of the other JV Participant shall be increased by the amount of the reduction in the Participating Interest of the reduced JV Participant, including the further reduction under Section 10.5(b)(i).

(ii)
For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting JV Participant’s election, the defaulting JV Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting JV Participant; provided, however, the defaulting Participant shall have the right to receive only a 10% Net Profits Interest, if any, and not from any other source, an amount equal to 20% of the defaulting JV Participant’s Equity Account balance at the time of such default. Upon receipt of such amount the defaulting JV Participant shall thereafter have no further right, title or interest in the Assets, but shall remain liable to the extent provided in Section 8.7.

(iii)
Dilution under this Section 10.5(b) shall be effective as of the date of the original default, and Section 9.5 shall not apply. The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting JV Participant, and not as amounts contributed by the defaulting JV Participant.

(iv)
Whenever the Participating Interests are recalculated pursuant to this Section 10.5(b), (A) the Equity Accounts of both JV Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the reduced JV Participant shall be transferred to the other JV Participant.

(c)
If a JV Participant has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting JV Participant has made a Cover Payment, then, in addition to a reduction in the defaulting JV Participant’s Participating Interest effected pursuant to Section 10.5(b), the non-defaulting JV Participant shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within 10 days of the default and upon not less than 30 days advance notice to the defaulting JV Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting JV Participant in the Assets, including but not limited to its Participating Interest or a Net Profits Interest, together with all proceeds from and accessions of the foregoing (collectively the “Defaulting JV Participant’s Entire Interest”) at a purchase price equal to 75% of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting JV Participant. If the defaulting JV Participant conveys notice of objection to the person so appointed within 10 days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting JV Participant and a qualified independent appraiser appointed by the defaulting JV Participant; provided, however, that if the defaulting JV Participant fails to designate a qualified independent appraiser for such purpose within 10 days after giving notice of such objection, then the person originally designated by the non-defaulting JV Participant shall serve as the appraiser; provided further, that if the appraisers appointed by each of the JV Participants fail to appoint a third qualified independent appraiser within 5 days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either JV Participant. There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant’s Entire Interest, the amount of any Cover Payment under Section 10.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 14.3 to the date of such transfer. Upon payment of such purchase price, the defaulting JV Participant shall be deemed to have relinquished all of the Defaulting JV Participant’s Entire Interest to the non-defaulting Participant, but shall remain liable to the extent provided in Section 8.7.

10.6  Audits.

(a)
During the Joint Venture Period, within 60 days after the end of each calendar year an audit shall be completed by certified public accountants selected by, and independent of, the Manager. The audit shall be conducted in accordance with GAAP and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report, unless either JV Participant elects to conduct an independent audit pursuant to Section 10.6(b)which is ongoing at the end of such 3 month period, in which case such exceptions and claims may be made within the period provided in Section 10.6(b). Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants. The cost of all audits under this subsection shall be charged to the Business Account.

In conjunction with the audit, the JV Participants shall procure a review of internal controls in compliance with Sarbanes-Oxley Act of 2002 and the standards and rules of the Public Company Accounting Oversight Board. The contractor conducting this review shall not be an employee, officer, or director of the JV Participants and shall be chosen by mutual agreement.

(b)
Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each JV Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account. This audit shall review all issues raised by the requesting JV Participant, with all costs borne by the requesting JV Participant. The requesting JV Participant shall give the other JV Participant 30 days prior notice of such audit. Any audit conducted on behalf of either JV Participant shall be made during the Manager’s normal business hours and shall not interfere with Operations. Neither JV Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than 24 months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account. All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after completion and delivery of such audit, or they shall be deemed waived.

ARTICLE XI

DISPOSITION OF PRODUCTION

11.1  Taking In Kind. Each JV Participant shall have the right to take in kind or separately dispose of its share of all Products in proportion to its Participating Interest until any processing facility is built by any JV Participant to this Joint Venture. Provided however, that USE/CC shall have the right to require the Manager to market USE/CC’s share of all Products pursuant to a marketing agreement substantially in the form attached at Exhibit J upon 1 year written notice to the Manager. Any extra expenditure incurred in the taking in kind or separate disposition by either JV Participant of its proportionate share of Products shall be borne by such JV Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products owned by any third party at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give notice in advance of the anticipated delivery date upon which Products shall be available.

11.2  Failure of Participant to Take In Kind. If a JV Participant fails to take its proportionate share of Products in kind and fails to provide 1 year’s written notice to the Manager to market the JV Participant’s share of all Products, then the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed 1 year from the notice date described in Section 11.1, to purchase the JV Participant’s share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a JV Participant’s share of production, the JV Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a JV Participant reasonable expenses incurred in such a sale.

11.3  Hedging. There shall be no hedging by the Joint Venture. Neither JV Participant shall have any obligation to account to the other JV Participant for, nor have any interest or right of participation in any profits or proceeds nor have any obligation to share in any losses from, futures contracts, forward sales, trading in puts, calls, options or any similar hedging, price protection or marketing mechanism employed by a JV Participant with respect to its proportionate share of any Products produced or to be produced from the Property.

ARTICLE XII

SUPPLEMENTAL BUSINESS AGREEMENT

12.1  Supplemental Business Agreement. At any time during the Joint Venture Period, the Management Committee may determine by unanimous vote of both JV Participants that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Permitting, Exploration, or Feasibility Studies, Development, or Mining. At such time, the Management Committee shall designate which portion of the Property shall comprise an area of interest under a separate business arrangement (“Supplemental Business”), and the JV Participants shall enter into a new agreement (“Supplemental Business Agreement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Property. The Supplemental Business Agreement shall be in substantially the same form as this Agreement, with rights and interests of the JV Participants in the Supplemental Business identical to the rights and interests of the JV Participants in this Business at the time of the designation, unless otherwise agreed by the JV Participants, and with the JV Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation. Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Property covered by the Supplemental Business Agreement.

ARTICLE XIII

TRANSFER OF INTEREST; PREEMPTIVE RIGHT

13.1  General. During the Joint Venture Period a JV Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article.

13.2  Limitations on Free Transferability. During the Joint Venture Period, any Transfer by either JV Participant under Section 13.1 shall be subject to the following limitations:

(a)
neither JV Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits, or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

(b)
no JV Participant shall Transfer any interest in this Agreement or the Property until the selling JV Participant offers to the other JV Participant the opportunity to purchase the portion of the selling JV Participant’s interest it intends to sell (“Right of First Refusal”) at a price chosen by the selling JV Participant. If the other JV Participant fails to purchase the interest within 20 days, the selling JV Participant may proceed with the sale of the interest pursuant to this section. The sale may not be for a price less than that offered to the non-selling JV Participant. No transferee of all or any part of a JV Participant’s Participating Interest shall have the rights of a JV Participant unless and until the transferring JV Participant has provided to the other JV Participant notice of the Transfer, except as provided in Section 13.2(f), the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring JV Participant;

(c)
neither JV Participant shall make a Transfer that shall violate any Law, or without the consent of the other JV Participant, or result in the cancellation of any permits, licenses, or other similar authorization;

(d)
no Transfer permitted by this Article XIII shall relieve the transferring JV Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Effective Date;

(e)
neither JV Participant, without the consent of the other JV Participant, shall make a Transfer that shall cause termination of the tax partnership established in Exhibit C. If such termination is caused, the transferring JV Participant shall indemnify the other JV Participant for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any increase in taxes, interest and penalties or decrease in credits caused by such termination and any tax on indemnification proceeds received by the Indemnified JV Participant;

(f)
if the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either JV Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such JV Participant’s financing payment or performance of that JV Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other JV Participant hereunder (including without limitation under Section 8.10). Any such Encumbrance shall be further subject to the condition that the Chargee of such Encumbrance first enters into a written agreement with the other JV Participant in form satisfactory to the other JV Participant, acting reasonably, binding upon the Chargee, to the effect that:

(i)
the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering JV Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)
the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering JV Participant’s Participating Interest to the other JV Participant, or, failing such a sale, at a public auction to be held at least 30 days after prior notice to the other JV Participant, such sale to be subject to the purchaser entering into a written agreement with the other JV Participant whereby such purchaser assumes all obligations of the encumbering JV Participant under the terms of this Agreement. The price of any pre-emptive sale to the other JV Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such pre-emptive sale shall occur within 60 days of the Chargee’s notice to the other JV Participant of its intent to sell the encumbering JV Participant’s Participating Interest. Failure of a sale to the other JV Participant to close by the end of such period, unless failure is caused by the encumbering JV Participant or by the Chargee, shall permit the Chargee to sell the encumbering JV Participant’s Participating Interest at a public sale; and

(iii)
the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring JV Participant’s Participating Interest;

If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either JV Participant upon distribution to it pursuant to ARTICLE XV creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement, including without limitation, Section 8.10.

PART IV

PROVISIONS APPLICABLE TO BOTH

OPTION PERIOD AND JOINT VENTURE PERIOD

ARTICLE XIV

MANAGEMENT COMMITTEE

14.1  Meetings of Management Committee.

(a)
The Management Committee shall hold regular meetings at least quarterly at a location to be mutually agreed upon. The Manager shall give 20 days notice to Kobex and USE/CC (either referred to in this ARTICLE XIV as an “MC Participant”) of such meetings. Additionally, either MC Participant may call a special meeting upon 7 days notice to the other MC Participant. In case of an emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member or alternate representing each MC Participant is present; provided, however, that if a MC Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other MC Participant is represented by at least one appointed member, and a vote of such MC Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(b)	If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either MC Participant may call the next meeting upon 10 days notice to the other MC Participant.

(c)
Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the MC Participant calling the meeting in the case of a special meeting, but any matters may be considered if either MC Participant adds the matter to the agenda at least 5 days before the meeting or with the consent of the other MC Participant. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other MC Participant within 10 days after the meeting. Either MC Participant may electronically record the proceedings of a meeting with the consent of the other MC Participant. The other MC Participant shall sign and return or object to the minutes prepared by the Manager within 30 days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager. The minutes, when signed or deemed accepted by both MC Participants, shall be the official record of the decisions made by the Management Committee. Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets. If a MC Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed 30 days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both MC Participants. If the Management Committee does not reach agreement on the minutes of the meeting within such 30 day period, the minutes of the meeting as prepared by the Manager together with the other Participant’s proposed changes shall collectively constitute the record of the meeting. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account. All other costs shall be paid by the Participants individually.

14.2  Action Without Meeting in Person. In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Section 14.1. The Management Committee may also take actions in writing signed by all members.

14.3  Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 15.1, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.

ARTICLE XV

MANAGER

15.1  Powers and Duties of Manager. The Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets during the Option Period and Joint Venture Period, as applicable.

(a)
The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in ARTICLE VII during the Option Period and ARTICLE IX during the Joint Venture Period.

(b)
The Manager shall implement the decisions of the Management Committee, shall make all Expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c)
The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any Permitted Encumbrances and those Encumbrances specifically approved by the Management Committee.

(d)
The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a JV Participant’s sales revenue or net income and taxes, including production taxes, attributable to a JV Participant’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

(e)
The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 15.2. In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both JV Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

(f)
The Manager shall prosecute and defend on behalf of the Joint Venture, but shall not initiate without consent of the Management Committee, any litigation or administrative proceedings arising out of Operations. The non-managing JV Participant shall have the right to participate if it chooses to participate individually, at its own expense, in such litigation or administrative proceedings. The non-managing JV Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of one hundred thousand Dollars ($100,000) in cash or value.

(g)	The Manager shall provide insurance for the benefit of the JV Participants as provided in Exhibit K or as may otherwise be determined from time to time by the Management Committee.

(h)
The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Property may be abandoned or surrendered only as provided in ARTICLE XVIII. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of seventy five thousand Dollars ($75,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.2; (iii) begin a liquidation of the Business; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

(i)	The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(j)
The Manager shall perform or cause to be performed all assessment and other work, and shall pay all Governmental Fees, required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Property. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 15.2. The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site. The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 15.2.

(k)
If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Property for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.

(l)
The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the JV Participants. All accounting practices and audits shall comply with the GAAP and all reports, reviews of internal controls, and related activities shall be conducted in compliance with the requirements of the Sarbanes Oxley Act of 2002.

(m)	After the formation of the Joint Venture, the Manager shall maintain Equity Accounts for each JV Participant. Each JV Participant’s Equity Account shall be credited with the value of such JV Participant’s contributions under Section 8.3(b). Each JV Participant’s Equity Account shall be charged with the cash and the fair market value of property distributed to such JV Participant (net of liabilities assumed by such JV Participant and liabilities to which such distributed property is subject). Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions. Solely for purposes of determining the Equity Account balances of the JV Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the JV Participants, and such estimated value shall be used regardless of the actual amount received by each JV Participant upon disposition of such Products.

(n)
The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee: (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request. Subject to ARTICLE XX, at all reasonable times the Manager shall provide the Management Committee, or other representative of a JV Participant upon the request of such JV Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant’s cost and expense, copy the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to ARTICLE XX. In addition, the Manager shall allow the non-managing JV Participant, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing JV Participant does not unreasonably interfere with Operations.

(o)
The Manager shall prepare, for Management Committee approval, an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Property disturbed by Operations. The Environmental Compliance plan shall not be implemented until approved by the Management Committee.

(p)	The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business.

The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations. Authorized representatives of each Participant shall have the right from time to time to enter the Property to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(q)
The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Property, and for other Environmental Compliance requirements.

(r)	If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

(s)
The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee.

(t)
For further clarification, as set out in Section 7.4, during the Option Period the Manager shall not be responsible to operate the Facility and during the Joint Venture Period, the Manager shall be required to operate the Facility as directed by the Management Committee.

15.2  Standard of Care. The Manager shall discharge its duties under Section 15.1 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. The Manager shall not be liable to the other JV Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s wilful misconduct or gross negligence. The Manager shall not be in default of any of its duties under Section 15.1 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

15.3  Resignation; Deemed Offer to Resign. The Manager may resign upon not less than 6 months’ prior notice to the other JV Participant, in which case the other JV Participant may elect to become the new Manager by notice to the resigning JV Participant within 10 days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following subsections, with the successor Manager to be appointed by the other JV Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote, and the other JV Participant may appoint itself or a third party as the Manager:

(a)	the aggregate Participating Interest of the Manager and its Affiliates becomes less than 25%;

(b)
the Manager is in Material Breach of an obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after notice from the other JV Participant demanding performance;

(c)	the Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;

(d)
a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(e)
the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f)
entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

Under Sections 15.3(d), 15.3(e) or 15.3(f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

15.4  Administrative Charges and Services Agreement.

(a)
The administration charges of Kobex as Manager shall be a deemed an Expenditure charge which is no greater than 5% of all the actual Expenditures incurred during both the Option Period and Joint Venture Period, and administrative charges on capital expenditures shall be no greater than 1% (collectively the “Administrative Charges”).

(b)
Kobex and USE/CC shall enter into a Services Agreement to provide for compensation to U.S. Energy for the use of its employees to perform administrative and operating functions, as further provided in Exhibit L.

15.5  Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

15.6  Activities During Deadlock. If the Management Committee for any reason fails to adopt an Exploration, Feasibility Study or Development Program and Budget, the Manager shall continue Operations at levels sufficient to maintain the Property. If the Management Committee for any reason fails to adopt an initial Mining Program and Budget or any Expansion or Modification Programs and Budgets, the Manager shall continue Operations at levels sufficient to maintain the then current Operations and Property. If the Management Committee for any reason fails to adopt Mining Programs and Budgets subsequent to the initial Mining Program and Budget, subject to the contrary direction of the Management Committee and receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Mining Program and Budget. All of the foregoing shall be subject to the contrary direction of the Management Committee and the receipt of necessary funds.

ARTICLE XVI

WITHDRAWAL AND TERMINATION

16.1  Termination.

(a)
Termination on Terms or by Agreement. This Agreement shall terminate as expressly provided herein under Sections 6.4, 6.10, 7.14(c) and this ARTICLE XVI, unless earlier terminated by written agreement by the Parties.

(b)
Termination by Notice. Kobex may terminate this Agreement at any time by written notice to USE/CC (including during an event of force majeure as set out in Section 21.6), subject to paying the Initial Expenditure if not incurred yet. Upon any termination of this Agreement, Kobex must file all work and/or pay all such fees to maintain the Property in good standing for a period of three months after such notice, and other than filing such work or paying such fees shall have no further obligations to USE/CC.

16.2  Termination by Deadlock. During the Joint Venture Period, if the Management Committee fails to adopt a Program and Budget six months after the expiration of the latest adopted Program and Budget (subject to force majeure as set out in Section 21.6), either JV

Participant may elect to terminate the Business by giving 30 days notice of termination to the other JV Participant.

16.3  Withdrawal. During the Joint Venture Period, a JV Participant may elect to withdraw from the Business by (i) giving notice to the other JV Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or 30 days after the date of the notice. Upon such withdrawal, the Business shall terminate, and the withdrawing JV Participant shall be deemed to have transferred to the remaining JV Participant, all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing JV Participant, except Permitted Encumbrances and those to which both JV Participants have agreed. The withdrawing JV Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other JV Participant to effect the transfer of its interests in the Assets to the other JV Participant. If within a 60 day period both JV Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by the consent of the JV Participants pursuant to Section 15.1.

16.4  Continuing Obligations and Environmental Liabilities. On termination of the Business under Sections 16.1, 16.2 or 16.3, each Party shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations. During the Option Period, Kobex shall only be liable for the liabilities that it causes or incurs. During the Joint Venture Period, the withdrawing JV Participant’s share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5 (or, as to liabilities arising prior to the Effective Date, its initial Participating Interest).

16.5  Disposition of Assets on Termination. Promptly after termination of this under Sections 16.1 or 16.2, the Manager shall take all action necessary to wind up the activities of the Business. All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

16.6  Non-Compete Covenants. Neither JV Participant that withdraws pursuant to Section 16.3, or is deemed to have withdrawn pursuant to Sections 6.4, 8.6 or 10.5, nor any Affiliate of such a JV Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Property for 24 months after the effective date of withdrawal. If a withdrawing JV Participant, or the Affiliate of a withdrawing JV Participant, breaches this Section, such JV Participant shall be obligated to offer to convey to the non-withdrawing JV Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing JV Participant, if the acquiring party is the withdrawing JV Participant’s Affiliate). Such offer shall be made in writing and can be accepted by the non-withdrawing JV Participant at any time within 10 days after the offer is received by such non-withdrawing JV Participant. Failure of a JV Participant’s Affiliate to comply with this section shall be a breach by such JV Participant of this Agreement.

16.7  Right to Data After Termination. After termination of the Business pursuant to Sections 16.1 or 16.2, each Party shall be entitled to make copies of all applicable information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Party shall not be entitled to any such copies after any other termination or withdrawal.

16.8  Continuing Authority. On termination of the Business under Sections 16.1, 16.2 or 16.3 or the deemed withdrawal of any Party pursuant to Sections 8.6 or 10.5, the Party which was the Manager prior to such termination or withdrawal (or the other Party in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of the Parties which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Parties and the Business, and take any other reasonable action in any matter with respect to which the former Parties continue to have, or appear or are alleged to have, a common interest or a common liability.

ARTICLE XVII

ACQUISITIONS WITHIN AREA OF INTEREST

17.1  General. Any interest or right to acquire any interest in real property, Mineral rights or water rights (in this Section collectively referred to as “Rights”) related thereto within the Area of Interest either acquired or proposed to be acquired during the term of this Agreement by or on behalf of any Party (“Acquiring Party”) or any Affiliate of such Party shall be subject to the terms and provisions of this Agreement. For further clarification a reference to “Parties” in this Article shall mean USE/CC and Kobex, and a reference to “Party” shall mean one of them. The Parties and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest. Failure of any Affiliate of any Party to comply with this Article shall be a breach by such Party of this Agreement.

17.2  Notice to Non-Acquiring Party. Within 15 days after the acquisition or proposed acquisition, as the case may be, of any interest or the right to acquire any interest in Rights wholly or partially within the Area of Interest (except Rights acquired by the Manager pursuant to a Program), the Acquiring Party shall notify the non-acquiring Party of such acquisition by it or its Affiliate; provided further that if the acquisition of any interest or right to acquire any interest pertains to Rights partially within the Area of Interest, then all such Rights (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article. The Acquiring Party’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof, and the reasons why the Acquiring Party believes that the acquisition (or proposed acquisition) of the interest is in the best interests of the Parties under this Agreement. In addition to such notice, the Acquiring Party shall make any and all information concerning the relevant interest available for inspection by the non-acquiring Party.

17.3  Election to Acquire.

(a)
During the Option Period, within 30 days after receiving the Acquiring Party’s notice, the non-acquiring Party may notify the Acquiring Party of its election to include such acquired interest in the Property and make it subject to the terms of this Agreement. Upon such election such acquired interest shall be included in the Property thereafter for all purposes of this Agreement. If the Acquiring Party is USE/CC, then Kobex shall reimburse it for the acquisition costs that it or its Affiliate has incurred. When paid by Kobex in the first instance on acquisition, or reimbursed by Kobex when acquired by USE/CC, the acquisition costs for any acquired interests will be deemed to constitute Expenditures to the credit of Kobex pursuant to Section 6.1 hereunder.

(b)
During the Joint Venture Period, within 30 days after receiving the Acquiring Party’s notice, the non-acquiring Party may notify the Acquiring Party of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Party shall convey or cause its Affiliate to convey to the non-acquiring Party, in proportion to their respective Participating Interests, by special warranty deed with title held as described in Section 8.12, all of the Acquiring Party’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Party (or its Affiliate) other than those to which both Parties have agreed. The acquired interests shall become a part of the Property for all purposes of this Agreement immediately upon such notice. The non-acquiring Party shall promptly pay to the Acquiring Party its proportionate share of the latter’s actual out-of-pocket acquisition costs.

17.4  Election to Acquire Not Exercised. If the other Party does not give such notice within the 30 day period set forth in Section 17.3, it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Property, Assets nor continue to be subject to this Agreement, and the Acquiring Party shall be free to hold or deal with the acquired interest free of the terms of this Agreement, and such acquired interest shall be excluded from the Area of Interest.

ARTICLE XVIII

ABANDONMENT AND SURRENDER OF PROPERTIES

18.1  Abandonment and Surrender of Property - Option Period. During the Option Period, other than as provided in Section Error! Reference source not found., the Manager may surrender or abandon any Rights comprising the Property only with the consent of USE/CC. If USE/CC agrees with such abandonment or surrender, then the Manager may proceed with such abandonment or surrender. If USE/CC does not agree with such abandonment or surrender, then such Rights shall not be abandoned.

18.2  Abandonment and Surrender of Property - Joint Venture Period. During the Joint Venture Period, either JV Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Property. If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either JV Participant, the JV Participant that desires to surrender or abandon shall assign to the objecting JV Participant, by special warranty deed and without cost to the objecting JV Participant, all of the abandoning JV Participant’s interest in the Property sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning JV Participant other than those to which both JV Participants have agreed. Upon the assignment, such properties shall cease to be part of the Property. The JV Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 8.6, 9.4, 9.5, and 10.5) of any liability with respect to such Property, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

ARTICLE XIX

DISPUTES

19.1  Governing Law. Except for matters of title to the Property or their Transfer, which shall be governed by the law of their situs, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

19.2  Dispute Resolution. All disputes arising under or in connection with this Agreement which cannot be resolved by agreement between the Parties shall be resolved in accordance with Sections 19.3 and 19.4. The dispute resolution mechanisms applicable to Section 6.9 shall be pursued prior to any arbitration or legal action. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or substantially prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

19.3  Mediation. With the exception of disputes arising under Section 6.9, if any dispute has not been resolved within 30 days after the date of the Notice of a dispute, or if the Party receiving such Notice fails or refuses to meet within such time period, either Party may initiate mediation of the dispute by sending the other Party a written request that the dispute be mediated. The Party receiving such a written request shall promptly respond to the requesting Party so that all Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The Parties shall mediate the dispute before a neutral, third party mediator within 30 days after the date of the written request for mediation.

19.4  Arbitration. If a dispute has not been resolved within 60 days after the original Notice of a dispute or within 30 days after the date of a request for mediation, whichever is later, then any Party may initiate arbitration proceedings. Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the relationship of the Parties, the obligations of the Parties or the Operations carried out under this Agreement, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination, or enforceability of this Agreement and establishment of fair market value, shall be settled through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes among the Parties relating to the project that is the subject of the JV Participants’ agreement.

The arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”) as in effect on the date of commencement of the arbitration proceeding (the “AAA Rules”). The arbitration panel shall apply the Federal Rules of Evidence to all evidentiary questions arising in the course of the arbitration, and shall apply the Federal Rules of Civil Procedure to the conduct of discovery in the course of the arbitration.

(a)
Number of Arbitrators. The Parties shall appoint a sole arbitrator agreeable to them to resolve any dispute; provided, however, that should the Parties fail to agree upon a sole arbitrator within 30 days after the initiation of the arbitration, then there shall be 3 arbitrators. The claimant shall name the first arbitrator within thirty days after the expiration of the above-described deadline to appoint a single arbitrator. The respondent shall appoint the second arbitrator within 30 days after the appointment of the first arbitrator. The two Party-appointed arbitrators shall appoint the third arbitrator within thirty days after the appointment of the second arbitrator. If (i) the respondent fails to appoint an arbitrator or (ii) the two Party-appointed arbitrators fail to appoint a third arbitrator within the above-described time limitations, then the AAA shall appoint the second and/or third arbitrator, as applicable.

(b)	Place of Arbitration. Unless otherwise agreed in writing by all Parties to the arbitration, the situs of the arbitration under this Agreement shall be Denver, Colorado, U.S.A.

(c)	Language. The arbitration proceedings shall be conducted in the English language.

(d)	Entry of Judgment. Judgment on the award of the arbitral tribunal may be entered by any court of competent jurisdiction.

(e)
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial and shall provide the Parties with a statement that they can and shall decide the case impartially. No arbitrator shall have any financial interest (directly or indirectly) in the dispute or any financial dependence (directly or indirectly) upon any of the Parties. All arbitrators shall be knowledgeable of the mining industry or the law applicable to such business. The AAA’s Rules of Ethics shall be applicable to all arbitrators.

(f)
Interim Measures. The arbitrators, or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators are unable to be involved in a timely fashion, may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures the Parties agree may be immediately enforced by the arbitrators or by court order. Hearings on requests for interim measures may be held in person, by telephone or by video conference, and requests for relief, responses, briefs or memorials may be sent to, and orders or awards received from, the arbitrators by facsimile or other similar means which include a confirmation of delivery. Notwithstanding the requirements for alternative dispute resolution procedures (such as negotiation and mediation), prior to the constitution of the arbitration tribunal and thereafter as necessary to enforce the arbitrators’ rulings or in the absence of the jurisdiction of the arbitrators to rule on interim measures in a given jurisdiction, any Party may apply to a court for interim measures, and the JV Parties agree that seeking and obtaining such measures shall not waive the right to arbitration.

(g)
Costs and Attorney’s Fees. The arbitral tribunal is authorized to award attorney’s fees or allocate them between the Parties. The costs of the arbitration proceedings shall be borne in the manner determined by the arbitral tribunal, with the exception of the arbitrators’ fees. The Parties shall divide the cost of a single arbiter, with Kobex paying 50% of the fee and the U.S. Energy Group paying the remaining 50%. In the event that three arbitrators are appointed, each of Kobex and the U.S. Energy Group shall pay the fee of the arbitrator it appoints and 50% of the fee of the third arbitrator.

(h)	Currency of Award. The arbitral award shall be made and payable in Dollars free of any tax or other deduction.

(i)	Punitive Damages. Penal, punitive, treble, multiple, consequential, incidental or similar damages may not be recovered or awarded.

(j)
Confidentiality. Except to the extent necessary to enforce the arbitration, agreement or award, to enforce other rights of the Parties, or as required by law, the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, shall maintain as confidential the fact of the arbitration proceeding, the arbitral award, contemporaneous or historical documents exchanged or produced during the arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration.

(k)	Waiver of Appeals. To the extent permitted by law, right to appeal from or to cause a review of any arbitral award by any court is hereby waived by the JV Participants.

(l)
Summary Disposition. The arbitrators are hereby authorized, if they consider it appropriate, to decide any disputes by summary disposition on the documents and written testimony without hearing oral testimony.

(m)
Draft of the Proposed Award. Prior to rendering the final award, the arbitral tribunal shall submit to the Parties an unsigned draft of the proposed award and each Party, within 10 Business Days after receipt of such draft award, may serve on every other Party and file with the tribunal a written statement commenting upon any alleged errors of fact, law, computation, or otherwise. The tribunal shall endeavour to render its final award within 10 Business Days after the receipt of the letter of the written statements of the Parties.

ARTICLE XX

CONFIDENTIALITY, OWNERSHIP,

USE AND DISCLOSURE OF INFORMATION

20.1  Business Information. Except as provided in Sections 20.3 and 20.4, or with the prior written consent of the other Parties, each Party shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information. During the Joint Venture Period, all Business Information shall be owned jointly by the JV Participants as their Participating Interests are determined pursuant to this Agreement. Both before and after the termination of the Business, all Business Information may be used by either any Party for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Parties.

20.2  Party Information. In performing its obligations under this Agreement, no Party shall be obligated to disclose any Party Information. If a Party elects to disclose Party Information in performing its obligations under this Agreement, such Party Information, together with all improvements, enhancements, refinements and incremental additions to such Party Information that are developed, conceived, originated or obtained by either any Party in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Party that originally developed, conceived, originated or obtained such Party Information. Each Party may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Parties that did not originally develop, conceive, originate or obtain such Party Information may not use such Party Information and Enhancements for any other purpose. Except a provided in Section 20.4, or with the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion, each Party shall keep confidential and not disclose to any third party or the public any portion of Party Information and Enhancements owned by the other Parties that constitutes Confidential Information.

20.3  Permitted Disclosure of Confidential Business Information. Any Party may disclose Business Information that is Confidential Information:

(a)
to a Party’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Party’s performance of its obligations under this Agreement;

(b)	to any party to whom the disclosing Party contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer;

(c)	to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Party; or

(d)	to a third party with whom the disclosing Party contemplates any independent business activity or operation.

The Party disclosing Confidential Information pursuant to this Section 20.3, shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 20.3 and who have agreed in writing supplied to, and enforceable by, the other Parties to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this ARTICLE XX. Such writing shall not preclude parties described in Section 20.3(b) from discussing and completing a Transfer with the other Parties. The Party disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

20.4  Disclosure Required By Law. Notwithstanding anything contained in this Article, a Party may disclose any Confidential Information if, in the opinion of the disclosing Party’s legal counsel:

(a)	such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order;

(b)	such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing JV Participant; or

(c)	such disclosure is legally required to be made by the rules and regulations of any regulatory authority.

Prior to any disclosure of Confidential Information under this Section 20.4, the disclosing Party shall give the other Party at least two Business Days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Parties in intervention in any such proceeding.

20.5  Permitted Disclosure. In addition, notwithstanding anything contained in this Article, a Party may disclose any Confidential Information in the following disclosure scenarios:

(a)	to another Party or the Manager;

(b)	with the prior written consent of all the other Parties;

(c)
to a bank or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent or such a bank or financial institution;

(d)	to a third party, provided that such third party has first agreed in writing to maintain the confidentiality of the Confidential Information;

(e)
by a Party to legal, financial and other professional advisers, auditors and other consultants, officers and employees of a Party or a Party’s Affiliate, provided that such Party or Party’s Affiliate has first agreed in writing to maintain the confidentiality of the Confidential Information; and

(f)	to the extent that the Confidential Information was publicly available at the Effective Date or becomes publicly available subsequent to the Effective Date without breach of this Agreement.

20.6  Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a JV Participant shall first consult with the other JV Participant as to the content and timing of such announcement or disclosure. If the other Party from whom such approval is requested has not approved or has not reasonably refused such request within 3 days of receiving such request, such other Party shall be deemed to have approved the press release or public statement forming the subject matter of such request.

ARTICLE XXI

GENERAL PROVISIONS

21.1  Notices. All notices, payments and other required or permitted communications (“Notices”) to the Parties shall be in writing, and shall be addressed respectively as follows:

If to the U.S. Energy Group:

            877 North 8th West
            Riverton, WY 82501
            Attention: Mark Larsen, President
            Telephone: (307) 856-9721
            Facsimile: (307) 856-3050

With a Copy to:

            U.S. Energy Corp.
            877 North 8th West,
            Riverton, WY 82501
            Attention: Steve Youngbauer, General Counsel
            Telephone: (307) 856-9721
            Facsimile: (307) 856-3050

            -and-

            Davis, Graham & Stubbs LLP
            1550 Seventeenth St.
            Suite 500
            Denver, CO 80206
            Attention: Scot Anderson, Esq.
            Telephone: (303) 892-7383
            Facsimile: (303) 893-1379

If to Kobex Resources Ltd.:

            Kobex Resources
            1700 - 700 West Pender Street
            Vancouver, BC V6C 1G8
            Attention: H. Leo King, President
            Telephone: (604) 484-6228
            Facsimile: (604) 688-9336

With a Copy to:

            Aydin Bird Business Lawyers
            530 North Office Tower
            650 West 41st Avenue
            Vancouver, BC V5Z 2M9
            Attention: Geoff Bird
            Telephone: (604) 267-2826
            Facsimile: (604) 266-3929

All Notices shall be given (a) by personal delivery to the Party, or (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Any Party may change its address by Notice to the other Parties.

21.2  Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

21.3  Headings. The subject headings of the Parts, Articles and Sections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

21.4  Waiver. The failure of any Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Parties’ right thereafter to enforce any provision or exercise any right.

21.5  Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all Parties.

21.6  Force Majeure. Except for the obligations to make payments when due hereunder, the obligations of a Party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the Party seeking the approval or authorization (including, without limitation, a failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within thirty-six (36) months of initiation of that process); acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof. The affected Party shall resume performance as soon as reasonably possible. During the period of suspension the obligations of both JV Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations. For the avoidance of doubt, this Section 21.7 does not relieve Kobex of its obligation to make Option Payments pursuant to the schedule described in Section 6.1 in order to retain the Option to earn an interest in the Property, does not relieve Kobex to keep the Property in good standing, and does not relieve Kobex from continuing to fund the operation and maintenance of the Facility.

21.7  Rule Against Perpetuities. The Parties do not intend that there shall be any violation of the rule against perpetuities, the rule Against unreasonable restraints on the alienation of property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Property, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules and law. If, however, any such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

21.8  Further Assurances. Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

21.9  Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

21.10  Memorandum. At the request of any Party, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by the Parties, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Parties hereunder. The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Parties. Unless the Parties agree, this Agreement shall not be recorded.

21.11  Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all the Parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

U.S. MOLY CORP.

Per:	/s/ Mark J. Larsen
President

U.S. ENERGY CORP.

Per:	/s/ Mark J. Larsen
President

CRESTED CORP.

Per:	/s/ Keith G. Larsen
Co-Chair

KOBEX RESOURCES LTD.

Per:	/s/ Roman Shklanka
Chairman